Exhibit 99.1

Carbonite Announces Appointment of New Chief Financial Officer

Boston – January 2, 2013 – Carbonite, Inc. (NASDAQ: CARB), a leading provider of online backup solutions for consumers and small to medium sized businesses, today announced the appointment of Anthony Folger to the position of Chief Financial Officer and Treasurer. Folger, who joins the Carbonite team effective today, will be responsible for financial strategy and operations. The appointment further strengthens Carbonite’s management team as the company moves forward with its strategic growth initiatives.

“We are delighted to welcome Anthony to the Carbonite team as a proven financial leader in the SaaS industry,” said David Friend, CEO and Chairman, Carbonite. “His prior experience with high-growth companies in the software industry, combined with his business and financial acumen, make him a valuable member of the management team as we continue to serve an ever-growing base of customers and deliver value to our shareholders.”

“Carbonite is an exciting company that has achieved impressive growth by executing well on its expanding cloud solutions for consumers and businesses,” said Folger. “I am thrilled to be joining the Carbonite team and look forward to contributing to the Company’s future success.”

Folger joins Carbonite from Acronis, where he served as Chief Financial Officer and prior to that, as Acronis’ Corporate Controller. He also brings to Carbonite nearly a decade of accounting and finance expertise from his tenure at PricewaterhouseCoopers and Deloitte & Touche.

Folger holds a Bachelor of Arts in Economics and Accounting from the College of the Holy Cross in Massachusetts and is a Certified Public Accountant.

About Carbonite

Carbonite, Inc. (NASDAQ: CARB), is a leading provider of online backup solutions for consumers and small and medium sized businesses. Subscribers in more than 100 countries rely on Carbonite to provide easy-to-use, affordable and secure online backup solutions with anytime, anywhere data access. Carbonite’s online backup solution runs on both the Windows and Mac platforms. The company has backed up nearly 200 billion files, restored more than 7 billion files and currently backs up more than 300 million files each day. For more information, please visit www.carbonite.com, twitter.com/carbonite, twitter.com/carbonitebiz, or facebook.com/CarboniteOnlineBackup.

Investor Relations Contact:

Cassandra Hudson

Carbonite

617-587-1144

chudson@carbonite.com

Staci Mortenson

ICR for Carbonite

617-587-1102

investor.relations@carbonite.com

Media Contact:

Erin Delaney

Carbonite

617-421-5637

media@carbonite.com